                                                                    EXHIBIT 10.1


                         SEVERANCE AGREEMENT AND RELEASE

        The employment of Peter Nickerson ("Executive") with N2H2, Inc. ("Employer"), is being terminated. Executive and Employer desire to settle and resolve all possible disputes between them growing out of Executive's employment or termination of employment, and it is therefore agreed as follows:

        1. CONFIDENTIALITY OF AGREEMENT; AGREEMENT NOT ADMISSION. Executive and Employer agree to keep this Severance Agreement and Release ("Agreement") confidential, except insofar as disclosure may be required for legal or business reasons. This Agreement is not an admission by Employer that it (or any of its employees) has violated any law or failed to fulfill any duty to Executive. This Agreement is not an admission by Executive that he has violated any law or failed to fulfill any duty to Employer.

        2. TERMINATION OF EMPLOYMENT. Employer and Executive agree that Executive's employment is terminated, without cause, and further agree to discontinue the employment relationship, effective May 18, 2001. ("Effective Date").

        3. RESIGNATIONS. On the Effective Date, Executive will be deemed to have resigned as the Chief Executive Officer and President of Employer.

        4. SEVERANCE. In full consideration and in return for Executive's release herein, Employer agrees to pay Executive severance equal to twelve (12) months' base salary, subject to lawful deductions, payable in equal installments on the fifteenth (15th) and last day of each month (the Company's regular scheduled pay periods) commencing on the Effective Date.

        5. EXPENSES. As part of the severance package and in return for Executive's release herein, Employer agrees to reimburse Executive in accordance with the policies and procedures of Employer, for travel, entertainment and other expenses reasonably incurred by him in connection with his employment, upon presentation of appropriate vouchers or receipts through the Effective Date.

        6. COMPANY PROPERTY. As part of the severance package and in return for Executive's release herein, Employer agrees to convey to Executive the title to the Employer-owned vehicle that was assigned to Executive. Executive shall also be entitled to retain any of the office furniture that was located in his office while employed by Employer. Notwithstanding the foregoing, in the event that Employer does not merge with or otherwise acquire or be acquired by another entity on or before November 18, 2001, Executive will reimburse Employer $15,000, solely by Employer withholding such amount from severance payments made pursuant to Section 4, for such furniture and vehicle.

        7. BONUS. Employer agrees to pay any bonus Executive may be entitled to pursuant to Executive's Addendum to Executive Employment Agreement effective October 1, 2000 and dated by Executive March 22, 2001 ("Employment Agreement").

        8. EXECUTIVE'S WAGES. Executive acknowledges that he has received his regularly scheduled base salary through the Effective Date, subject to lawful deductions. Executive acknowledges that no additional wages are due from Employer.

        9. RETURN OF RECORDS, CONFIDENTIAL INFORMATION AND PROPERTY. Except as otherwise provided in Section 6 above, Executive agrees that within one month of the Effective Date, Executive will return to Employer all property and equipment furnished to or prepared by Executive in the course of or incident to Executive's employment by Employer. Executive also agrees to return all Records and Confidential Information pursuant to Section 8 of the Employment Agreement.

        10. MUTUAL RELEASE. Executive accepts Employer's undertakings in this Agreement as full settlement of any and all claims, known or unknown, arising out of or related to Executive's employment with Employer, or its termination. Employer accepts Executive's undertakings in this Agreement as full settlement of any and all claims, known or unknown, arising out of or related to his employment with Employer. The release by Executive includes, but is not limited to, any claims for damages or attorneys' fees, lost salary, lost benefits or stock options, and specifically includes, but is not limited to, claims under the Age Discrimination in Employment Act ("ADEA"). These claims are examples, not a complete list, of the released claims, as it is the parties' intent that Executive release any and all claims, of whatever kind or nature, in exchange for the severance arrangements set forth in Sections 4 through 8 above. Executive realizes this constitutes a full and final settlement of any and all such claims, and except for obligations arising under this Agreement, this Agreement releases Employer and any related companies (and their owners, officers, employees, successors, assigns, and anyone else against whom Executive could assert a claim based on Executive's experiences as an employee of Employer or Executive's termination as an employee) from any further liability to Executive (or to anyone else Executive has power to bind in this settlement) in connection with such claims.

        11. NON-DISPARAGEMENT. Executive agrees that neither he, nor anyone acting on his behalf, will make any negative, derogatory, or disparaging statements, whether oral or written, regarding Employer. Employer agrees that neither it, nor anyone acting on its behalf, will make any negative, derogatory, or disparaging statements, whether oral or written, regarding Executive.

        12. SURVIVAL. Notwithstanding any other provision of this Agreement, Executive acknowledges and agrees that termination of his employment with Employer will not terminate or otherwise affect his obligations under: (i)
Section 8 of the Employment Agreement; and (ii) the restrictive covenants set forth in Section 10 of the Employment Agreement.

        13. GENERAL. This Agreement (i) contains the entire understanding of the parties with respect to the subject matter covered, except for Executive's obligations under Sections 8 and 10 of his Employment Agreement; (ii) supersedes all prior or contemporaneous understandings, except for Executive's obligations under Sections 8 and 10 of his Employment Agreement; (iii) may only be amended in a written instrument signed by both parties; and (iv) shall be governed by the laws of the State of Washington. Each party warrants that they are the true parties in interest, and fully authorized to execute this Agreement.

        14. KNOWING AND VOLUNTARY WAIVER. Executive acknowledges that he has been advised to consult with an attorney, and has had the opportunity to do so, before signing this Agreement, which Executive has been given twenty-one (21) days to consider, and which Executive may revoke within seven (7) days after signing.

June 27, 2001                                 /s/ Peter Nickerson
----------------------                        ----------------------------------
Date                                          Peter Nickerson


                                              N2H2, Inc.

June 27, 2001                                 By /s/ Howard Philip Welt
----------------------                        ----------------------------------
Date                                          Philip Welt, President and CEO

                                       3